Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2018 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in Agios Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 14, 2018